Exhibit 99.1

Duma Energy Submits Formal Application for NASDAQ Listing

Houston, Texas - Apr 02, 2013 - Duma Energy Corp. (OTCBB:DUMA), a growing U.S.-based oil and gas exploration and production company, has today announced that it has submitted its application to be listed on the NASDAQ stock exchange. Management expects to retain the current trading symbol "DUMA" once the Company receives final approval for listing on the NASDAQ.

Duma will submit additional information and documentation as may be requested by NASDAQ. Duma is required to adhere to the corporate governance standards set by NASDAQ, relating to, among other things, audit committees, director nominations, management/officer compensation, board composition, executive sessions, quorum rules and code of conduct. As of this writing, the board and management believe Duma meets or exceeds these standards.

Jeremy G. Driver, CEO commented, "We have now taken another significant step to enhance value for Duma shareholders. A listing on the NASDAQ stock exchange will open up many opportunities for the company and increase its potential shareholder base. We are fully committed to completing the process, increasing shareholder confidence, providing increased transparency and are looking forward to joining the NASDAQ."

About Duma Energy Corp.

Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.Duma.com.

Investor Relations

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Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.